Exhibit 10.4
THIRD AMENDMENT TO THE
TREEHOUSE FOODS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
WHEREAS, TreeHouse Foods, Inc. (the “Company”) maintains the TreeHouse Foods, Inc. Executive Deferred Compensation Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its affiliates;
WHEREAS, the Company has determined that amendment of the Plan is necessary and desirable in order to clarify the manner in which accounts are paid pursuant to the Plan.
NOW, THEREFORE, pursuant to the power reserved to the Compensation Committee of the Board of Directors of the Company (the “Committee”) by Article XI of the Plan, and by virtue of the authority delegated to the undersigned officer by the Committee, the Plan be and is hereby amended in the following particulars, effective as of the date on which this Amendment is executed except as otherwise provided herein:
1.By amending Section 2.3 to read as follows:
“2.3    Participation of New Hires. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, or may be treated as first being eligible to participate under regulations issued by the U.S. Department of the Treasury, he may, in the sole discretion of the Committee, be eligible to participate in the Plan by executing a participation agreement, in such form and in such manner as the Committee shall require, within thirty (30) days after the date on which he is notified by the Committee of his eligibility to participate in the Plan or, with respect to Performance-Based Compensation, such later date as is specified in Section 2.2. Notwithstanding anything in this Article II to the contrary, an individual hired (or appointed as a member of the Board) on or after November 1 and on or before December 31 of a Plan Year shall not be eligible to make a deferral election under Section 2.2 with respect to Annual Compensation to be earned and paid in the next Plan Year or with respect to Performance-Based Compensation to be earned in the next Plan Year and paid in the Plan Year following such next Plan Year, except as otherwise determined by the Committee in its sole discretion.
The election to participate in the Plan for a Participant first enrolled during a Plan Year shall become effective as of the first full payroll period beginning on or after the Committee's receipt of his participation agreement.”
2.By amending Section 4.2 to read as follows, effective for Participants who incur a Disability more than twelve months after this Amendment is adopted:
“4.2    After a Participant’s employment terminates or such Participant ceases to be a member of the Board or a board of directors of a subsidiary by reason of Disability, such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or preceding the date of termination. Such amount shall be payable to the Participant in accordance with Section 5.1.”
3.By amending the second paragraph of Section 5.1 to read as follows:
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“Notwithstanding the Participant’s distribution election, if the amount credited to a Participant’s Account is equal to or less than $25,000 at the time distribution of the Account is to commence, payment will be made in a lump sum.”
4.By amending the final paragraph of Section 5.2 to read as follows:
“Payment shall commence as soon as practicable following the Participant’s termination of employment with the Company or termination as a member of the Board or a director of a subsidiary of the Company, or, if so elected by the Participant in the Participant’s deferral election for a Plan Year prior to 2025, as soon as practicable during the calendar year following the year in which such event occurs. Notwithstanding the foregoing, if the Participant is a “specified employee”, as that term is used in Section 409A of the Code, then no distribution shall be made to him or her until the date that is six months after the Participant’s termination of employment with the Company, unless otherwise permitted by Code Section 409A or by regulations issued by the
U.S. Department of the Treasury thereunder. If installment payments are made, the unpaid balance of the Participant’s Account shall continue to share in the income and losses attributable thereto during the period for which installment payments are made.”
5.By amending Section 5.4 to read as follows:
“5.4    The payment of benefits under the Plan shall begin at the date specified in accordance with the provisions of Sections 5.1 and 5.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed up to ninety (90) days, provided that the Participant or Beneficiary shall not be permitted to directly or indirectly designate the taxable yar in which the starting date occurs.”
6.By amending Section 6.2 to read as follows:
“On a form prescribed by the Committee, a Participant, prior to the beginning of any Plan Year, can elect to receive that Plan Year’s deferrals made pursuant to Section 3.1, and earnings thereon, at a date specified by the Participant. Such date shall be no earlier than two (2) years from the last day of the Plan Year for which the deferrals are made; provided that if any of the events described in Article IV occurs prior to the specified date, distribution shall be made in accordance with Articles IV and V. Any withdrawal under this Section 6.2 shall be made in a single lump sum, in cash.”
IN WITNESS WHEREOF, TreeHouse Foods, Inc., the Company, acting by and through its duly authorized officer has caused this Amendment to the Plan to be executed this 18th of December, 2024.
TREEHOUSE FOODS, INC.
By:     /s/ Kristy N. Waterman     Kristy N. Waterman
Executive Vice President, Chief Human Resources Officer, General Counsel, and Corporate Secretary
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